Exhibit 99.1

FINANCIAL CONTACT: JIM AUSTIN 864-679-9070

MEDIA CONTACT: EDDIE TERRELL 864-679-9016

WEB SITE: www.southernfirst.com

Southern First Reports Results for 2009

Greenville, SC, January 19, 2010 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, NA (also doing business as Greenville First Bank), today announced that net income for the fourth quarter 2009 was $152 thousand compared to $369 thousand for the fourth quarter of 2008.  The lower net income in the 2009 period is primarily due to an increase of $289 thousand in the provision for loan losses.  Net interest income increased approximately the same amount as noninterest expense for the three month period.  After payment of a dividend to the US Treasury as preferred shareholder, the net loss to common shareholders for the fourth quarter 2009 was $193 thousand.

Net income for the year ended December 31, 2009 was $1.4 million compared to net income of $1.9 million for the year ended December 31, 2008.  Net income decreased $433 thousand from 2008 due primarily to an increase of $1.2 million in the provision for loan losses partially offset by an increase of $922 thousand in net interest income.  The $2.7 million increase in noninterest expense for 2009 was partially offset by a $2.2 million increase in noninterest income and a $281 thousand decrease in income tax expense.  After payment of a dividend to the US Treasury as preferred shareholder, the net income available to common shareholders for the year ended December 31, 2009 was $265 thousand.

“The economic recession and difficult banking environment continue to negatively impact our company’s earnings,” stated Art Seaver, the company’s CEO. “Despite higher credit costs and absorbing an additional $800 thousand in FDIC insurance premiums, our company generated $1.4 million in earnings during 2009 and made significant progress on our strategic goals of maintaining strong capital ratios, managing credit risk, and growing retail deposits. In addition, the 20% increase in noninterest income, excluding the prior year impairment charge on our Fannie Mae stock, strengthened the core earnings of our company.”

As of December 31, 2009, our shareholders’ equity totaled $59.8 million, a 50.4% increase from $39.8 million at December 31, 2008.  The $20.1 million increase is primarily a result of the company’s $17.3 million participation in the TARP Capital Purchase Program and current year earnings.  The higher capital levels have resulted in an increase in all regulatory capital ratios.  With an average equity-to-assets ratio of 7.85% and a total risk-based capital ratio of 13.6%, the company’s capital ratios far exceed the regulatory requirements for a “well capitalized” institution.

“We have had a very successful year in terms of retail deposit growth,” continued Seaver.  “Total deposits increased $24.6 million during 2009 to $494.1 million.  During the twelve months ended December 31, 2009, retail deposits increased $77.6 million, or 28.9%.  The increase in retail deposits allowed us to reduce our out-of-market deposits by $53.1 million. The significant increase in retail deposits is due to our expanded presence in both the Greenville and Columbia markets with two new branch offices opened in 2008 and our Columbia regional office in August 2009.  These new offices have created a strong momentum in new account activity. During 2009 we opened 1,879 new transaction accounts, a 28% increase over transaction accounts opened during 2008.”

Nonperforming assets as of December 31, 2009 were $15.5 million and increased as a percentage of total assets from 1.42% at December 31, 2008 to 2.15% at December 31, 2009.  Nonperforming assets consisted of $11.7 million of nonperforming loans and $3.7 million of other real estate owned at December 31, 2009. Our nonperforming loans have been written down to approximately 74% of their original nonperforming balance.  During 2009, the company increased its provision for loan losses to $4.3 million compared to $3.2 million during the 2008 period. The company’s reserve for loan losses increased to $7.8 million or 1.35% of loans at December 31, 2009.

Our net interest margin was 2.84% for the year ended 2009 compared to 2.82% for the year ended 2008.  Despite lower interest income as a result of additional loans being placed on nonaccrual and an increase in our investment portfolio, which traditionally yields lower earnings, our net interest margin has increased throughout 2009 from 2.62% for the fourth quarter of 2008 to 2.87% for the fourth quarter of 2009.  Offsetting the decrease in our earning-asset yields, the rates on our deposits also declined as our certificates of deposit repriced down to the current market rates.

In addition, our noninterest income has increased $310 thousand during 2009 to $1.8 million compared to $1.5 million for the same period in 2008, excluding the 2008 impairment charge.  The increase is primarily due to additional income related to loan origination fees, service charges on deposit accounts, and bank owned life insurance.

Total assets were $719.3 million at December 31, 2009, a 3.8% increase over total assets of $693.0 million at December 31, 2008. Total loans were $574.3 million as of December 31, 2009, a 1.4% increase over the same period of 2008.  Total assets increased 3.8% since December 31, 2008, primarily resulting from an increase in our cash and investment portfolio of $8.1 million. During the same period, our deposits increased $24.6 million, our borrowings decreased $17.7 million and our shareholders’ equity increased $20.1 million.

The Company’s book value per share was $14.35 as of December 31, 2009, while the closing stock price on that day was $6.60 per share.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements include but are not limited to (1) statements regarding potential future economic recovery, (2)  statements with respect to our plans, objectives, expectations and intentions and other statements that are not historical facts, and (3) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions.  Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in the U.S. legal and regulatory framework; and (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above.  We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

SUMMARY CONSOLIDATED FINANCIAL DATA

 Our summary consolidated financial data as of and for the three months and year ended December 31, 2009 and three months ended December 31, 2008 have not been audited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

	Three Months		Year
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
	(Dollars and shares in thousands, except per share data)

Summary Results of Operations Data:
Interest income	$9,085	$9,508	$36,177	$40,213
Interest expense	4,133	5,164	16,895	21,853
Net interest income	4,952	4,344	19,282	18,360
Provision for loan losses	1,500	1,211	4,310	3,161

Net interest income after provision for loan losses	3,452	3,133	14,972	15,199
Noninterest income (loss)	377	341	1,843	(400)
Noninterest expense	3,793	3,109	15,051	12,321
Income before taxes	36	365	1,764	2,478
Income tax expense (benefit)	(116)	(4)	345	626
Net income	152	369	1,419	1,852
Preferred stock dividend	218	-	730	-
Dividend accretion	127	-	424	-
Net income (loss) available to common shareholders	$(193)	$369	$265	$1,852

Per Share Data:
Net income (loss) per common share, basic	$(0.03)	$0.12	$0.12	$0.62
Net income (loss) per common share, diluted	$(0.03)	$0.12	$0.12	$0.58
Book value per share	$14.35	$13.07	$14.35	$13.07

Weighted average common shares outstanding:
Basic	3,081	3,037	3,055	2,998
Diluted	3,119	3,144	3,081	3,167

Performance Ratios:
Return on average assets (1)	0.08%	0.21%	0.20%	0.27%
Return on average equity (1)	0.99%	3.83%	2.51%	4.70%
Net interest margin (tax-equivalent) (1)	2.87%	2.62%	2.84%	2.82%
Efficiency ratio (2)	71.18%	66.34%	71.25%	68.60%

Growth Ratios and Other Data:
Percentage change in net income (loss) available to common
shareholders from the same period of the previous year	(152.3)%	(52.1)%	(85.7)%	(46.1)%
Percentage change in diluted net income (loss) per common
share from the same period of the previous year	(125.0)%	(50.0)%	(79.3)%	(45.3)%

                                                                ______________________________

                                                                (1)  Annualized for the three month period.

                                                                (2)  Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

SUMMARY CONSOLIDATED FINANCIAL DATA, CONTINUED

	At December 31,
	2009	2008

Summary Balance Sheet Data:
Assets	$719,297	$692,979
Federal Funds Sold	6,462	8,800
Investment securities	94,633	85,412
Loans (3)	574,269	566,607
Allowance for loan losses	7,760	7,005
Deposits	494,084	469,537
Retail	346,235	268,617
Wholesale	147,849	200,921

Other borrowings	146,950	164,675
Junior subordinated debentures	13,403	13,403
Shareholders' equity	59,841	39,786

Asset Quality Ratios:
Nonperforming assets, past due and restructured
loans to total loans (3)	2.69%	1.73%
Nonperforming assets, past due and restructured
loans to total assets	2.15%	1.42%
Net charge-offs year to date to average total loans (3)	0.63%	0.35%
Allowance for loan losses to nonperforming loans	66.09%	91.00%
Allowance for loan losses to total loans (3)	1.35%	1.24%

Capital Ratios:
Average equity to average assets	7.85%	5.73%
Leverage ratio	9.96%	7.70%
Tier 1 risk-based capital ratio	12.34%	9.20%
Total risk-based capital ratio	13.59%	10.40%

Growth Ratios and Other Data:
Percentage change in assets from prior year	3.80%
Percentage change in net loans from prior year (3)	1.23%
Percentage change in deposits from prior year	5.23%
Percentage change in equity from prior year	50.41%
Loans to deposits ratio (3)	116.23%

                                                                                       (3)  Includes nonperforming loans.